Exhibit 99.1

Essex Announces Second Quarter 2017 Results

San Mateo, California—July 27, 2017—Essex Property Trust, Inc. (NYSE:ESS) announced today its second quarter 2017 earnings results and related business activities.

Net Income and Funds from Operations (“FFO”) per diluted share for the quarter ended June 30, 2017 are detailed below. Core FFO excludes acquisition and investment related costs and certain non-routine items.

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
	2017	2016	Change	2017	2016	Change
Per Diluted Share
Net Income	$1.08	$1.10	-1.8%	$3.80	$2.29	65.9%
Total FFO	$2.97	$2.81	5.7%	$5.93	$5.45	8.8%
Core FFO	$2.97	$2.74	8.4%	$5.91	$5.42	9.0%

Second Quarter Highlights:

•
Reported Net Income per diluted share for the second quarter of 2017 of $1.08, compared to $1.10 in the second quarter of 2016.  The decrease is primarily due to gain on sale of a co-investment community, which was realized in the second quarter of 2016.

•	Grew Core FFO per diluted share by 8.4% compared to the second quarter of 2016, exceeding the high-end of the guidance range.

•	Achieved same-property gross revenue and net operating income (“NOI”) growth of 3.9% and 4.7%, respectively, compared to the second quarter of 2016.

•	Realized a sequential quarterly increase in same-property revenue growth of 0.8% compared to the first quarter of 2017.

•	Updated full-year 2017 earnings guidance:

o	Increased full-year Net Income per diluted share guidance range to $5.75 to $6.00. Provided Net Income guidance range for the third quarter of $0.96 to $1.06 per diluted share.

o	Increased full-year Total FFO per diluted share guidance range to $11.71 to $11.96. Provided Total FFO guidance range for the third quarter of $2.87 to $2.97 per diluted share.

o
Increased full-year Core FFO per diluted share guidance by $0.07 per share at the midpoint to a range of $11.70 to $11.96. Provided Core FFO guidance range for the third quarter of $2.88 to $2.98 per diluted share.

o	Tightened the range of same-property revenue growth for the full-year to 3.2% to 4.0%, resulting in an increase to the midpoint by 10 basis points.

o	Tightened the range of same-property expense growth to 2.5% to 2.9%, decreasing the midpoint by 30 basis points.

o	Revised the same-property NOI growth range for the full-year to 3.3% to 4.6%, increasing the midpoint by 30 basis points.

1100 Park Place Suite 200 San Mateo California 94403 telephone 650 655 7800 facsimile 650 655 7810
www.essex.com

“We reported a solid second quarter, with Core FFO per share exceeding the high-end of our guidance range. Consistent with our commitment to operational excellence, our operations team continued to make incremental improvements throughout the quarter, generating positive variances to both same-property revenue and operating expenses. Market conditions were generally more favorable than expected, particularly in Seattle and Northern California, attributable in part to delayed deliveries of new apartments. Shortages of skilled workers, especially in the construction trades and technology fields, are having a variety of impacts on housing demand and supply, including longer construction periods, upward pressure on wages, slower pace of job creation, and increasing levels of unfilled jobs. Additionally, we continue to expect periodic disruption from large concessions when several competing apartment communities are simultaneously in lease-up within the same submarket. Nevertheless, we believe rental growth in our core coastal markets will trend near long-term averages for the next few years, which are among the highest for major U.S. markets,” commented Michael Schall, President and CEO of the Company.

Same-Property Operations

Same-property operating results exclude any properties that are not comparable for the periods presented. The table below illustrates the percentage change in same-property gross revenues for the quarter ended June 30, 2017 compared to the quarter ended June 30, 2016, and the sequential percentage change for the quarter ended June 30, 2017 compared to the quarter ended March 31, 2017, by submarket for the Company:

	Q2 2017 vs. Q2 2016	Q2 2017 vs. Q1 2017	% of Total
	Gross Revenues	Gross Revenues	Q2 2017 Revenues
Southern California
Los Angeles County	2.8%	0.0%	19.8%
Orange County	4.8%	0.7%	11.6%
San Diego County	4.4%	0.5%	9.1%
Ventura County	5.1%	0.5%	4.5%
Other Southern California	5.8%	3.3%	0.5%
Total Southern California	3.9%	0.4%	45.5%
Northern California
Santa Clara County	2.5%	1.0%	15.8%
Alameda County	1.7%	2.0%	7.3%
San Mateo County	3.6%	0.1%	5.2%
Contra Costa County	3.1%	0.7%	5.2%
San Francisco	4.4%	1.6%	2.0%
Other Northern California	12.1%	1.7%	0.3%
Total Northern California	2.8%	1.1%	35.8%
Seattle Metro	6.6%	1.6%	18.7%
Same-Property Portfolio	3.9%	0.8%	100%

	Year-Over-Year Growth			Year-Over-Year Growth
	Q2 2017 compared to Q2 2016			YTD 2017 compared to YTD 2016
	Gross Revenues	Operating Expenses	NOI	Gross Revenues	Operating Expenses	NOI
Southern California	3.9%	1.9%	4.7%	4.3%	2.1%	5.4%
Northern California	2.8%	-0.9%	4.1%	3.2%	1.7%	3.8%
Seattle Metro	6.6%	7.7%	6.0%	7.2%	6.6%	7.5%
Same-Property Portfolio	3.9%	2.2%	4.7%	4.4%	2.8%	5.2%

	Sequential Growth
	Q2 2017 compared to Q1 2017
	Gross Revenues	Operating Expenses	NOI
Southern California	0.4%	0.0%	0.5%
Northern California	1.1%	-6.1%	3.9%
Seattle Metro	1.6%	9.9%	-2.1%
Same-Property Portfolio	0.8%	-0.2%	1.3%

	Financial Occupancies
	Quarter Ended
	6/30/2017	3/31/2017	6/30/2016
Southern California	96.2%	96.4%	95.9%
Northern California	96.7%	96.6%	96.2%
Seattle Metro	96.2%	96.6%	95.9%
Same-Property Portfolio	96.4%	96.5%	96.0%

Other Investments

In April 2017, the Company received cash of $12.6 million from the redemption of a preferred equity investment related to one property located in Seattle, WA. The Company recorded $0.2 million of income from prepayment penalties due to the early termination of the agreement.

In May 2017, the Company originated a $13.2 million loan in a multifamily development located in Anaheim, CA. The investment will be funded in installments through the third quarter of 2017. As of June 30, 2017, the Company had funded $4.0 million. The total investment has an initial return of 10.0% and matures in 2021.

Subsequent to quarter-end, the Company made a commitment to fund an $11.9 million preferred equity investment in a multifamily development project located in Seattle, WA. The total investment has an initial preferred return of 11.0% and matures in 2020.

Development Activity

The following table represents the development communities in lease-up during the second quarter of 2017 and the current leasing status as of July 24, 2017.

Project Name	Location	Total Apartment Homes	ESS Ownership	% Leased as of 7/24/17	Status
The Galloway (at Hacienda)	Pleasanton, CA	251	55%	78%	In Lease-Up
Century Towers	San Jose, CA	376	50%	69%	In Lease-Up
Total/Weighted Average % Leased		627		73%

Liquidity and Balance Sheet

Common Stock

During the second quarter of 2017, the Company issued 311,873 shares of common stock through its equity distribution program at an average price of $260.30 for net proceeds of $80.6 million. Subsequent to quarter-end through July 24, 2017, the Company has not issued any additional stock through its equity distribution program.

Balance Sheet

In April 2017, the Company issued $350.0 million of 10-year senior unsecured notes at an interest rate per annum of 3.625%. Please see the press release dated April 3, 2017 for additional details about the transaction.

During the second quarter of 2017, the Company repaid two mortgages totaling $97.0 million with an effective interest rate of 4.9%.

Subsequent to quarter-end, the Company repaid $40.0 million in private placement bonds with an effective interest rate of 4.6%. The Company has no remaining consolidated debt maturing in 2017.

As of July 24, 2017, the Company had $1.025 billion in undrawn capacity on its unsecured credit facilities.

Guidance

For the second quarter of 2017, the Company exceeded the midpoint of the guidance range provided in its first quarter 2017 earnings release by $0.10 per share, of which $0.03 per share was due to the timing of operating expenses and G&A spend, which have been reforecast to occur in the second half of the year.

 The following table provides a reconciliation of second quarter Core FFO per share to the midpoint of the guidance provided in the first quarter 2017 earnings release, which was distributed in April 2017.

Per Diluted Share
Projected midpoint of Core FFO per share for Q2 2017	$2.87
NOI from consolidated communities	0.08
G&A and other income	0.02
Core FFO per share for Q2 2017 reported	$2.97

The following table provides key changes to the full-year 2017 earnings guidance. For additional details regarding the Company’s 2017 assumptions, please see page S-14 of the Supplemental Financial Information. For the third quarter of 2017, the Company has established a range for Core FFO per diluted share of $2.88 to $2.98.

2017 Full-Year Guidance

	Previous Range	Previous Midpoint	Revised Range	Revised Midpoint
Per Diluted Share
Net Income	$5.60 to $6.00	$5.80	$5.75 to $6.00	$5.88
Total FFO	$11.56 to $11.96	$11.76	$11.71 to $11.96	$11.84
Core FFO	$11.56 to $11.96	$11.76	$11.70 to $11.96	$11.83

Same-Property Growth
Gross Revenues	3.0% to 4.0%	3.5%	3.2% to 4.0%	3.6%
Operating Expenses	2.5% to 3.5%	3.0%	2.5% to 2.9%	2.7%
NOI	2.8% to 4.6%	3.7%	3.3% to 4.6%	4.0%

Conference Call with Management

The Company will host an earnings conference call with management to discuss its quarterly results on Friday, July 28, 2017 at 11 a.m. PT (2 p.m. ET), which will be broadcast live via the Internet at www.essex.com, and accessible via phone by dialing toll-free, (877) 407-0784, or toll/international, (201) 689-8560. No passcode is necessary.

A rebroadcast of the live call will be available online for 30 days and digitally for 7 days. To access the replay online, go to www.essex.com and select the second quarter 2017 earnings link. To access the replay digitally, dial (844) 512-2921 using the replay pin number 13664909. If you are unable to access the information via the Company’s website, please contact the Investor Relations Department at investors@essex.com or by calling (650) 655-7800.

Corporate Profile

Essex Property Trust, Inc., an S&P 500 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 246 apartment communities with an additional 5 properties in various stages of active development. Additional information about Essex can be found on the Company’s website at www.essex.com.

This press release and accompanying supplemental financial information will be furnished to the Securities and Exchange Commission electronically on Form 8-K and can be accessed from the Company’s website at www.essex.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 655-7800.

Funds from Operations (“FFO”) Reconciliation

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITs for non-cash charges such as depreciation and amortization of rental properties, impairment charges, gains on sales of real estate and extraordinary items. Management considers FFO and FFO which excludes merger, integration and acquisition costs and items that are not routine or not related to the Company’s core business activities, which is referred to as “Core FFO”, to be useful financial performance measurements of an equity REIT because, together with net income and cash flows, FFO and Core FFO provide investors with additional bases to evaluate the operating performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and the ability to pay dividends.

FFO and Core FFO do not represent net income or cash flows from operations as defined by U.S. generally accepted accounting principles (“GAAP”) and are not intended to indicate whether cash flows will be sufficient to fund cash needs. These measures should not be considered as an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. FFO and Core FFO do not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO and Core FFO also do not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to the Company’s calculation.

The following table sets forth the Company’s calculation of diluted FFO and Core FFO for the three and six months ended June 30, 2017 and 2016:

	Three Months Ended June 30,		Six Months Ended June 30,
Funds from Operations attributable to common stockholders and unitholders (In thousands)	2017	2016	2017	2016
Net income available to common stockholders	$70,759	$72,013	$249,723	$149,994
Adjustments:
Depreciation and amortization	117,939	109,673	233,442	219,380
Gains not included in FFO	(2,159)	(5,611)	(114,815)	(33,304)
Deferred tax expense on gain on sale of real estate and land – Taxable REIT Subsidiary activity	-	-	-	4,279
Depreciation add back from unconsolidated co-investments	13,627	12,457	26,481	24,480
Noncontrolling interest related to Operating Partnership units	2,422	2,450	8,568	5,234
Depreciation attributable to third party ownership and other	(26)	(4)	(51)	2

Funds from Operations attributable to common stockholders and unitholders	$202,562	$190,978	$403,348	$370,065
FFO per share – diluted	$2.97	$2.81	$5.93	$5.45
Acquisition and investment related costs	$274	$267	$830	$1,095
Gain on sale of marketable securities and other investments	(13)	(1,103)	(1,618)	(1,843)
Interest rate hedge ineffectiveness (1)	(14)	-	(20)	-
Income from early redemption of preferred equity investments	(248)	-	(248)	-
Excess of redemption value of preferred stock over the carrying value	-	-	-	2,541
Insurance reimbursements and legal settlements	-	(4,010)	(25)	(4,010)
Core Funds from Operations attributable to common stockholders and unitholders	$202,561	$186,132	$402,267	$367,848
Core FFO per share – diluted	$2.97	$2.74	$5.91	$5.42
Weighted average number of shares outstanding diluted (2)	68,145,911	67,877,202	68,058,495	67,864,255

(1)
Interest rate swaps are generally adjusted to fair value through other comprehensive income (loss). However, because certain of our interest rate swaps do not have a 0% LIBOR floor, while related hedged debt in these cases is subject to a 0% LIBOR floor, the portion of the change in fair value of these interest rate swaps attributable to this mismatch is recorded as noncash interest rate hedge ineffectiveness through interest expense.

(2)
Assumes conversion of all outstanding limited partnership units in the Operating Partnership and excludes all DownREIT units for which the Operating Partnership has the ability and intention to redeem the DownREIT limited partnership units for cash and does not consider them to be common stock equivalents.

Net Operating Income (“NOI”) and Same-Property NOI Reconciliations

Net Operating Income (“NOI”) and Same-Property NOI are considered by management to be important supplemental performance measures to earnings from operations included in the Company’s condensed consolidated statements of income. The presentation of same-property NOI assists with the presentation of the Company’s operations prior to the allocation of depreciation and any corporate-level or financing-related costs. NOI reflects the operating performance of a community and allows for an easy comparison of the operating performance of individual communities or groups of communities. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impacts to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or group of assets. The Company defines same-property NOI as same-property revenue less same-property operating expenses, including property taxes. Please see the reconciliation of earnings from operations to NOI and same-property NOI, which in the table below is the NOI for stabilized properties consolidated by the Company for the periods presented (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Earnings from operations	$112,247	$105,873	$221,478	$205,868
Adjustments:
Depreciation and amortization	117,939	109,673	233,442	219,380
Management and other fees	(2,296)	(2,028)	(4,532)	(4,052)
General and administrative	10,337	9,698	20,938	18,880
Acquisition and investment related costs	274	267	830	1,095
NOI	238,501	223,483	472,156	441,171
Less: Non-same property NOI	(24,147)	(18,783)	(46,132)	(36,018)
Same-Property NOI	$214,354	$204,700	$426,024	$405,153

Safe Harbor Statement Under The Private Litigation Reform Act of 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements which are not historical facts, including statements regarding the Company’s expectations, estimates, assumptions, hopes, intentions, beliefs and strategies regarding the future. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. In this press release and related materials, forward-looking statements include, among other things, statements relating to the Company’s financial guidance for the third quarter and full-year 2017, including guidance relating to same-property portfolio growth, funds from operations, gross revenues, operating expenses, and net operating income; estimated costs of property development and redevelopment, the anticipated timing of completion of current development and redevelopment projects and the stabilization of such projects; financial projections and assumptions; financing and investment activities; forecasts of residential supply, jobs, and rent growth in various areas; and other information that is not historical information. The Company’s actual results may differ materially from those projected in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, the failure of the Company to achieve its business objectives, changes in market demand for rental units and the impact of competition and competitive pricing, unforeseen consequences from cyber-intrusion, changes in economic conditions, unexpected delays or cost increases in the development and stabilization of development projects, unexpected difficulties in leasing of development projects, total costs of development investments exceeding the Company’s projections, and other risks detailed in the Company’s filings with the Securities and Exchange Commission (SEC). All forward-looking statements are made as of the date hereof, and the Company assumes no obligation to update or supplement this information for any reason. For more details relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks relating to our business in general, please refer to our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC.

Definitions and Reconciliations

Non-GAAP financial measures and certain other capitalized terms, as used in this earnings release, are defined and further explained on pages S-17.1 through S-17.4, “Reconciliations of Non-GAAP Financial Measures and Other Terms,” of the accompanying supplemental financial information.  The supplemental financial information is available on the Company’s website at www.essex.com.

Contact Information
Barb Pak
Vice President of Finance & Investor Relations
(650) 655-7800
bpak@essex.com